Exhibit 99.1

Memic Innovative Surgery Ltd. and MedTech Acquisition Corporation Announce Proposed Business Combination

●	Memic’s Hominis® platform is the first and only FDA-authorized surgical robot that features miniature humanoid-shaped arms, with shoulder, elbow, and wrist joints, providing human level dexterity and 360-degree articulation
●	Hominis’ small, compact, and mobile design occupies a minimal footprint at a significant cost advantage compared to available robotic technology
●	The first FDA-authorized indication of Hominis is in women’s health, including benign hysterectomy via the transvaginal approach, which is known to offer less pain, lower infection rates, faster recovery, and no visible scarring
●	The MedTech Acquisition Corporation management team and board of directors bring decades of medical device and surgical robotics commercialization experience
●	The combined companies are valued at an estimated pro-forma equity value of more than $1 billion, assuming no redemptions by MedTech’s public stockholders
●	The Company will have approximately $360 million in pro forma cash on the balance sheet, assuming no redemptions by public stockholders of MedTech, less transactional expenses and operational expenses through closing, to support ongoing commercialization in women’s healthcare and development of additional Hominis robot-assisted surgical applications
●	The business combination is supported by a $76 million PIPE with participation from leading investors, including Bridger Healthcare, Ltd., The Kraft Group, Monashee Investment Management LLC, Pura Vida Investments, Wellington Management, Ken Langone, Peregrine ventures HighSage Ventures, and management and board members of MedTech.

Tel Aviv, Israel and Fort Lauderdale, FL, August 13, 2021 – Memic Innovative Surgery Ltd. (the “Company” or “Memic”), a medical device company dedicated to transforming surgery with its proprietary surgical robotic technology, and MedTech Acquisition Corporation (Nasdaq: MTAC) (“MedTech”), a publicly traded special purpose acquisition company (SPAC) focused on medical technology, including surgical robotics, today announced that they have entered into a definitive agreement for a business combination. Upon the closing of the transaction, the combined company will operate under the Memic name and, Maurice R. Ferré, MD, an independent director of MedTech and current Chairman of the board of Memic, will become Executive Chairman of the combined company. Memic will apply to have its ordinary shares listed on The Nasdaq Stock Market (“Nasdaq”). The business combination is expected to be completed in the fourth quarter of 2021.

“We are pleased to reach a merger agreement with MedTech, which represents a significant opportunity to advance the robot-assisted surgery market in ways that, until now, have been unattainable,” said Dvir Cohen, co-founder and Chief Executive Officer of Memic. “We believe the Hominis platform has the potential to transform the way surgeons perform robot-assisted procedures, beginning with our currently FDA-authorized indications that include transvaginal benign hysterectomy. Our partnership with the MedTech team, which provides decades of collective experience in surgical robotics, is an important step in bringing our advanced technology to medical facilities and patients across the United States and the world. We look forward to entering the public markets and working together with MedTech in the next phase of our company’s journey.”

“This agreement with Memic reflects the continued commitment of our management team and board of directors to deliver value to our stockholders,” said Chris Dewey, Chief Executive Officer of MedTech. “Following a comprehensive review of investment opportunities, we were impressed with the highly accomplished management team at Memic and its disruptive, minimally invasive, cost-effective Hominis system, which positions the Company well for substantial growth and profitability. We believe that Memic’s innovative technology, coupled with our team’s expertise in successfully commercializing medical device companies, has the potential to create significant value for stockholders in the years ahead.”

“We believe that the Hominis platform represents the most significant advancement in soft-tissue surgical robotics in recent decades and this agreement further validates how our technology is positioned to transform the surgical robotics sector,” said Maurice R. Ferré, M.D, Co-Founder of MAKO Surgical, Inc. “Hominis is able to perform robotic transvaginal techniques that were previously unfeasible, fulfilling a significant unmet need in women’s health, and we believe it has the potential to be applied to a broad range of indications in the future including general surgery.”

Company Overview

Hominis received de novo marketing authorization from the FDA in February 2021 for use in single site, natural orifice laparoscopic-assisted transvaginal benign surgical procedures, including benign hysterectomy. It is the first and only FDA-authorized surgical robotic platform that features miniature humanoid-shaped robotic arms that provide human level dexterity, multi-planar flexibility and 360 degrees of articulation, allowing it to reach the entire surgical site. The Company’s initial target addressable market is over 1 million women’s health procedures in the United States and over 4 million globally. The Company plans to expand within women’s health, as well as into additional applications including general, colorectal, thoracic, transoral and transrectal surgeries.

The biomimetic instruments are designed to replicate the motions and capabilities of a surgeon’s arms, with shoulder, elbow, and wrist joints. Multiple instruments can be introduced into the body through a single portal and the 360-degree articulation offers the ability to bend and work around anatomic barriers, as well as optimal access and working angles. The system’s proprietary instruments and human-like features enable surgeons to perform indicated gynecologic procedures using the transvaginal approach, which research shows results in better clinical outcomes for patients, including reduced pain, recovery time and rates of infection and no visible scarring.

The small, compact and mobile design of Hominis also offers a minimal footprint, with simple docking and a short setup time for surgeons, without requiring a dedicated operating room. Hominis can be purchased at a significant cost advantage compared to other available robotic technology.

Memic has applied for a CE Mark for the Hominis system in additional countries outside the United States with decisions and expanded commercialization pending.

Transaction Overview

Upon closing of the business combination, the combined company will have an estimated pro-forma equity value of more than $1 billion, assuming no redemptions by MedTech’s public stockholders. The combined company’s estimated cash balance will consist of MedTech’s $250 million cash held in trust, assuming no redemptions by public stockholders, $76 million from the private placement of ordinary shares with investors (PIPE), and $63 million from the current balance sheet of Memic, less estimated transaction expenses and operational expenses through closing. The combined company is expected to hold approximately $360 million in cash, less transaction and operational expenses until closing, to fund the business through its investment phase and to positive cash flow, assuming no redemptions by MedTech’s public stockholders. The PIPE is led by various investors, including Bridger Healthcare, Ltd., The Kraft Group, Monashee Investment Management LLC, Pura Vida Investments, Wellington Management, Ken Langone, Peregrine Ventures HighSage Ventures, and management and board members of MedTech. Memic’s existing stockholders will be rolling 100% of their equity into the combined company.

Following completion of the transaction and the PIPE and assuming no redemptions by MedTech’s public stockholders, the security holders of Memic are expected to own approximately 61.6%, MedTech stockholders 24.7%, PIPE investors 7.5%, and MedTech’s sponsor 6.2% of the combined company. The proposed transaction has been approved by the boards of directors of Memic and MedTech and is subject to the approval of the stockholders of Memic and stockholders of MedTech and the satisfaction or waiver of other customary conditions.

Additional information about the proposed transaction, including a copy of the business combination agreement and an investor presentation, will be filed by MedTech in a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov.

Advisors

BofA Securities is serving as sole financial advisor to Memic. Greenberg Traurig, LLP is serving as legal counsel to Memic.

BofA Securities and Raymond James & Associates, Inc. and Wells Fargo Securities, LLC are serving as lead joint placement agents on the private offering (PIPE). Latham & Watkins LLP is serving as legal counsel to the placement agents.

Raymond James & Associates, Inc. is serving as sole financial advisor to MedTech and acted as sole book-running manager for the MedTech’s IPO in December 2020. Foley & Lardner, LLP is serving as legal counsel to MedTech.

Management Presentation Information

A webcast of the corporate presentation and associated materials are available on Deal Roadshow:

URL: https://dealroadshow.com

Entry Code: MEMIC21

Direct Link: https://dealroadshow.com/e/MEMIC21

About Memic

Memic was founded in 2013 and based in Tel Aviv, Israel with a wholly owned subsidiary based in Fort Lauderdale, Florida, is a medical device company dedicated to transforming surgery with its proprietary surgical robotic technology. For more information, visit: https://memicmed.com/.

About MedTech Acquisition Corporation

MedTech Acquisition Corporation (Nasdaq: MTAC) is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. MedTech has stated a focus on the medical technology industry in the United States and other developed countries.

Important Information about the Proposed Business Combination and Where to Find It

In connection with the proposed merger (the “Business Combination”), Memic intends to file with the SEC a registration statement on Form F-4, which will include a preliminary proxy statement/prospectus and a definitive proxy statement/prospectus, and certain other related documents, which will be both the proxy statement to be distributed to holders of MedTech’s shares of common stock in connection with the MedTech’s solicitation of proxies for the vote by MedTech’s stockholders with respect to the proposed business combination and other matters as may be described in the registration statement, as well as the prospectus relating to the securities to be issued in the proposed transaction. MedTech’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the registration statement and the amendments thereto and the definitive proxy statement/prospectus, as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about the parties to the proposed business combination agreement, Memic, MedTech and the proposed combined company. After the registration statement is declared effective, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of MedTech as of a record date to be established for voting on the proposed business combination and other matters as may be described in the registration statement. Stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov. In addition, the documents filed by MedTech may be obtained by written request to:

MedTech Acquisition Corporation

600 Fifth Avenue, 22nd Floor

New York, NY 10022

Participants in the Solicitation

Memic and MedTech and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from MedTech’s stockholders in connection with the merger under the rules of the SEC. MedTech’s stockholders, Memic’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the names, affiliations and interests of directors and executive officers of Memic and MedTech in MedTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended by Amendment No. 1 to MedTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No.001-39813), or Memic’s Form F-4 (when available), as applicable, as well as their other filings with the SEC. Other information regarding persons who may, under the rules of the SEC, be deemed the participants in the proxy solicitation of MedTech’s stockholders in connection with the merger and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC regarding the merger (if and when they become available). Free copies of these documents can be obtained at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed merger between MedTech and Memic. Forward-looking statements may be identified by the use of the words such as “ estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements as to the expected timing, completion and effects of the merger, are based on various assumptions, whether or not identified in this press release, and on the current expectations of Memic’s and MedTech’s management, are not predictions of actual performance, and are subject to risks and uncertainties. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to: the risk that the Merger may not be completed in a timely manner or at all; the failure to satisfy the conditions to the consummation of the merger, including the failure to obtain approval of the stockholders of MedTech; the inability to complete the foregoing PIPE investment; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the amount of redemption requests made by MedTech’s public stockholders; the effect of the announcement or pendency of the merger on Memic’s business; risks that the merger disrupts current plans and operations of Memic; challenges to Memic in the manufacture, commercialization and marketing of its medical device products; the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, the ability of Memic to grow, manage growth profitably and retain its key employees; Memic’s estimates of its financial performance; changes in general economic or political conditions; changes in the markets in which the Memic competes; the impact of natural disasters or health epidemics, including the ongoing COVID-19 pandemic; legislative or regulatory changes; industry risks related to the medical device and medical technology industries; competition; conditions related to Memic’s operations in Israel; risks related to data security and privacy; changes to accounting principles and guidelines; potential litigation relating to the proposed business combination; the ability to obtain and maintain the listing of Memic’s securities on the Nasdaq Capital Market; the price of Memic’s securities may be volatile; the ability to implement business plans, and other expectations after the completion of the merger; and unexpected costs or expenses. The foregoing list of factors is not exhaustive. Foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of MedTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (File No. 001-39813), and MedTech’s registration statement on Form S-1 (File No. 333-251037), and Memic’s registration statement on Form F-4 (when available) and other documents should be carefully considered, if and when filed by Memic or MedTech from time to time with SEC. If any of these risks materialize or these assumptions prove incorrect, actual events and results could differ materially from those contained in the forward-looking statements. There may be additional risks that neither Memic nor MedTech presently know or that Memic and MedTech currently believe are immaterial that could also cause actual events and results to differ. In addition, forward-looking statements reflect Memic’s and MedTech’s expectations, plans or forecasts of future events and views as of the date they are made. Memic and MedTech anticipate that subsequent events and developments will cause Memic’s and MedTech’s assessments to change. While Memic and MedTech may elect to update these forward-looking statements at some point in the future, Memic and MedTech specifically disclaim any obligation to do so, unless required by applicable law.

Any financial information or projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Memic’s and MedTech’s control. The inclusion of financial information or projections in this communication should not be regarded as an indication that Memic or MedTech, or their respective representatives and advisors, considered or consider the information or projections to be a reliable prediction of future events.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in MedTech and is not intended to form the basis of an investment decision in MedTech. All subsequent written and oral forward-looking statements concerning MedTech and Memic, the Merger or other matters and attributable to MedTech and Memic or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Media Contact:

Lynn Granito

Berry & Company Public Relations

lgranito@berrypr.com

973-818-3732

Investor Contact:

Greg Chodaczek

Gilmartin Group

greg@gilmartinir.com

347-620-7010